Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. SIGNS AGREEMENT
FOR DISTRIBUTION AND SALE OF URACYST®
IN GERMANY and AUSTRIA

Continued Expansion of Stellar’s Global Strategy

LONDON, Ontario May 6, 2010 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing an license agreement with medac GmbH ("medac") for the distribution and sale of one of its lead products, Uracyst® (a sterile sodium chondrotin sulfate solution, 2%) for the treatement of interstitial cystitis/painfull bladder syndrome ("IC/PBS") in Germany and Austria.

Uracyst® is trademarked as Uropol® in Germany and Austria. With the approved CE mark for the product already in place, it is expected that medac will launch Uropol® in the third quarter of 2010. Under the terms of the agreement, medac will pay Stellar an upfront licensee fee in addition to a specified transfer price in exchange for the rights to an exclusive agreement for this territory.  The agreement has an initial five-year term with additional two-year renewal periods.

“We are pleased to enter into this relationship with medac, a company that has a strong presence in the urology markets in Germany and Austria. We are confident that, with medac’s support, Uracyst®/Uropol® will gain significant awareness, acceptance and adoption in these jurisdictions," said Peter Riehl, Stellar’s President and Chief Executive Officer.

Mr. Riehl continued, "Germany is the single largest market in the European Community.  Accordingly, this agreement not only represents an important revenue opportunity for Stellar and medac, but also offers hope for the first time to the thousands of German residents who are currently suffering from IC/PBS.”

ABOUT medac GmbH

medac is a privately owned German-based, globally represented pharmaceutical company, specializing particularly in the fields of oncology and urology.  medac develops and markets highly specialized pharmaceutical products and  occupies a leading position in the field of Uro oncology. Their portfolio includes approximately 40 products approved in 70 countries worldwide with an annual turnover of more than 230 million Euros.

For more information on medac visit www.medac.de/medac_international/relaunch/index.php.

About Uracyst®

Interstitial Cystitis and Painful Bladder Syndrome are inflammatory diseases of the bladder wall, which cause pain, discomfort and frequent urination for those afflicted.  There is no known cure for IC/PBS and currently approved products attempt to alleviate the symptoms of the disease.  The quality of life for patients with IC/PBS is extremely poor, as they may need to void up to 60 times per day. Uracyst®, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder.  The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence.  Many researchers believe that more than 70% of patients with IC/PBS have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall.

May 5, 2009 Press Release

Stellar currently markets Uracyst® directly in Canada and through license agreements in Denmark, Sweden, Norway, Finland, Iceland, the UK, Republic of Ireland, Netherlands, Italy, Turkey and now Portugal. Stellar also has out licensing agreements in place for Uracyst® in Israel, United States and China, territories which are each currently awaiting regulatory approvals.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc. Peter Riehl President & CEO (800) 639-0643 or (519) 434-1540	medac GmbH Nickolaus Stolberg Managing Director +49 (4103) 8006 547

Or

Arnold Tenney
Chairman
Stellar Pharmaceuticals Inc.
(416) 587-3200

Investor Contact
Stephen Kilmer
President
Kilmer Lucas Inc.
email – stephen@kilmerlucas.com
Managing Director
(905) 690-2400 ext. 21